News Release	For Immediate Release

Contact: Jeff Laudin	February 17, 2015
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Fourth Quarter and
Fiscal Year 2014 Results

Highlights:

•
Reported fourth quarter earnings per diluted share were $1.66, which includes a $0.04 non-cash gain for a fair market value adjustment of the Delta EMD shares. Without this adjustment, earnings per diluted share were $1.62.

•	Through February 16, the company has acquired 2.95 million of its shares for approximately $424 million towards the previously announced $500 million repurchase program.

•	After the company’s debt refinancing, stock repurchase and 2014 acquisitions, the company had year-end cash balances of $372 million.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported fourth quarter sales of $763.1 million compared with $827.9 million for the same period of 2013. Fourth quarter 2014 operating income was $66.3 million versus $100.7 million in 2013. Fourth quarter reported diluted earnings per share were $1.66 compared with $2.04 in 2013. Included in 2014 and 2013 fourth quarter earnings were $0.04 and ($0.62) respectively of items relating to Delta EMD. Without these items, diluted earnings per share were $1.62 in 2014 and $2.66 in 2013. (See Regulation G reconciliation on last page.)

For fiscal 2014, sales were $3.1 billion versus $3.3 billion in 2013. Operating income for fiscal 2014 was $357.7 million versus $473.1 million in 2013. Valmont’s fiscal year net earnings were $183.9 million, or $7.09 per diluted share, compared to 2013 net earnings of $278.5 million or $10.35 per diluted share. Before non-recurring items, 2014 diluted earnings per share were $8.17 compared with $10.97 in 2013.

Fourth Quarter Review:

“The primary reasons for lower fourth quarter revenue were weaker conditions in our irrigation and utility markets, both of which were very strong in 2013,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “In our Engineered Infrastructure Products and Coatings Segments, a softer Australian economy, particularly in the mining sector, adversely impacted sales at our operations there. Favorable fourth quarter revenue comparisons in the Engineered Infrastructure Products Segment were mainly the result of acquisitions made during the year.

“Fourth quarter operating income as a percent of sales was 8.7% compared to 12.2% in 2013. The reduction was due to decreased sales, competitive pricing pressures and deleverage.

“A stronger U.S. dollar versus most international currencies contributed to lower U.S. dollar sales and operating income when international results were translated into U.S. dollars. This impacted fourth quarter 2014 sales and operating income by approximately $19 million and $2.4 million respectively.”

Fourth Quarter Segment Review:

Engineered Infrastructure Products Segment (38% of 4th Quarter Sales)
Engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety, offshore structures and access systems applications.

Fourth quarter sales were $310.2 million, a 16% increase over 2013. The increase was due to the revenue contribution from acquisitions made during 2014, partly offset by currency translation effects.

In North America, sales of lighting and traffic structures improved due to increased activity in the U.S. commercial construction market, plus the addition of revenue from the Shakespeare acquisition on October 6, 2014.

In Europe, sales increased due to the Valmont SM acquisition and project sales to the Middle East.

In the Asia-Pacific region, sales were negatively impacted by a weaker economy in Australia.

Globally, investment in infrastructure remains muted despite widespread recognition that upgrades to roadways, bridges, air and sea ports are necessary to maintain economic growth. In Europe, austerity remains prevalent and in China economic growth is slowing, which reduced spending on infrastructure investments in those regions. In North America, the current highway bill extension expires this May. In light of these conditions, the company is focused on those factors within its control, managing operational efficiencies and reducing costs.

Operating income increased 4% to $27.8 million, or 9.0% of segment sales compared to 10.0% in 2013. The increase in operating income resulted from the contribution of acquisitions, better results in North America, partly offset by volume deleverage in the Australian operations and currency translation.

Utility Support Structures Segment (27% of 4th Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $216.1 million were 18% lower than 2013 mostly due to a decline in North American markets. Sales also declined due to fewer large projects in the sales mix compared to last year.

Current market conditions remain challenging. Industry participants are competing aggressively for the available business resulting in pricing pressure. The long-term outlook among industry participants continues to indicate favorable levels of investment in transmission infrastructure. The regulatory environment favors increased investment in the transmission grid to support upgrades and interconnection of the grid.

Operating income declined 58% to $19.0 million, which represents 8.8% of segment sales compared to 17.0% in 2013. Contributing to the decline in operating income were lower pricing and volumes, the associated deleverage of fixed operating costs, and reduced operational efficiencies. Current market conditions feature shorter lead-times and smaller backlogs. To improve effectiveness in this market environment, factory operations are being reorganized to better coordinate plant production planning for greater efficiencies.

Irrigation Segment (19% of 4th Quarter Sales)
Agricultural irrigation equipment and related parts and services worldwide.

Sales of $152.2 million declined 21% from 2013, due to lower activity in North American markets. International results improved despite unfavorable currency translation effects.

Record North American 2014 crop production and larger carryover stocks pressured crop prices and farmer income. Farmers reduced their capital spending on irrigation equipment compared to 2013.

Long-term, meeting the food needs of a rising global population and improving diets requires agriculture to increase productivity. Competing demands on limited fresh water resources will require that agriculture use water more efficiently. In the short-term, despite the advantages provided by efficient irrigation products, and healthy farm balance sheets, typically, when crop commodity prices and farm incomes fall, farmers reduce spending on capital goods.

Operating income was 47% lower than last year at $16.6 million or 10.9% of segment sales compared to 16.5% in 2013. The decline in operating income was largely a consequence of reduced volume and related deleverage, which outpaced cost reductions taken during the period.

Coatings Segment (10% of 4th Quarter Sales)
Global galvanizing, painting and anodizing services.

Sales of $79.8 million were 7% lower than last year. Most of the decline was due to lower volumes in Australia and reduced demand from Valmont’s internal businesses. Third-party demand in North America was similar to last year’s levels.

Operating income fell 25% to $13.7 million or 17.1% of segment sales compared to 21.2% in 2013.

2014 Fiscal Year Review:

“During 2014 market headwinds created a much more challenging environment than was anticipated,” said Mr. Bay.

“In the Utility Support Structures Segment, competition intensified as industry capacity became in balance with demand. Price competition in the bid market ensued as the sales mix changed in favor of smaller projects compared to 2013.

“In the Irrigation Segment, lower net farm income reduced North American demand. In international irrigation markets, our decades-long strategy of developing global markets led to a significant contribution to segment performance and record 2014 international results.

“Coatings Segment sales declined mostly due to reduced economic activity in Australia and lower internal demand.

“In the Engineered Infrastructure Products Segment, acquisitions brought new market opportunities, leveraged existing capabilities, and provided significant additional revenue. A pick-up in commercial construction activity in North America benefitted lighting and traffic structure sales. Excluding Valmont SM, Europe was only slightly lower despite challenging economic conditions. Economic weakness in Australia pressured results there.

“For the year, operating income as a percent of sales declined from 14.3% to 11.5%. During the year, we completed three acquisitions, restructured our long-term debt at historically low interest rates, increased the dividend and repurchased a significant amount of Valmont shares. Our year end cash balance was $372 million.”

2015 Outlook:

“Looking forward to 2015, we anticipate a difficult market environment to continue,” Mr. Bay said. “Results of the Irrigation Segment are expected to be negatively affected by lower commodity prices and large inventories of major crops such as corn and soybeans. The markets for our Engineered Infrastructure Products Segment are not expected to see meaningful improvement in public spending on infrastructure both in the U.S. and international markets. In the Utility Segment, the size of the market in North America should continue near current levels, but we will not experience the growth we have seen over the last number of years, and the pricing environment remains difficult. Our Coatings Segment should do well in our home market but face difficult markets internationally, particularly in Australia. We have a number of infrastructure businesses in Australia exposed to a weak economy there.

“Adding to our challenges, the significantly stronger U.S. Dollar will dampen export profitability from the U.S. and reduce foreign revenues and earnings when translated into U.S. dollars.

“In this environment, our focus will be on the quality of our earnings through operational excellence. We are in cyclical businesses and when the cycles improve, our current focus on what we do control will prepare us for delivering increased value to our shareholders. None of the long term and global drivers for our businesses have changed. Efficient use of water for food production will only increase in urgency and economic growth cannot be sustained without investments in the world’s infrastructure. We believe we are well positioned to participate in these opportunities.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 66167687 or via the Internet at 8:00 a.m. CST February 18, 2015, by pointing browsers to: https://engage.vevent.com/rt/valmontindustries_ao~021815.  After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 66167687 beginning February 18, 2015 at 10:00 a.m. CST through 12:00 p.m. CST on February 25, 2015.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in thousands, except per share amounts) (unaudited)

	Fourth Quarter 13 Weeks Ended			Year-to-Date 52 Weeks Ended
	27-Dec-14		28-Dec-13	27-Dec-14	28-Dec-13
Net sales	$ 763,136		$ 827,890	$ 3,123,143	$ 3,304,211
Cost of sales	581,978		605,066	2,315,026	2,358,983
Gross profit	181,158		222,824	808,117	945,228
Selling, general and administrative expenses	114,869		122,111	450,401	472,159
Operating income	66,289		100,713	357,716	473,069
Other income (expense)
Interest expense	(11,573)		(8,138)	(36,790)	(32,502)
Interest income	1,253		1,712	6,046	6,477
Costs related to refinancing of debt	-	#	-	(38,705)	-
Other	2,169		1,278	(4,084)	2,373
	(8,151)		(5,148)	(73,533)	(23,652)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	58,138		95,565	284,183	449,417
Income tax expense	16,583		31,728	94,894	157,781
Earnings before equity in earnings of
nonconsolidated subsidiaries	41,555		63,837	189,289	291,636
Equity in earnings of nonconsolidated subsidiaries	63		287	29	835
Loss from deconsolidation of subsidiary	-		(12,011)	-	(12,011)
Net earnings	41,618		52,113	189,318	280,460
Less: Earnings attributable to non-controlling interests	(1,157)		2,755	(5,342)	(1,971)
Net earnings attributable to Valmont Industries, Inc.	$ 40,461		$ 54,868	$ 183,976	$ 278,489

Average shares outstanding (000's) - Basic	24,253		26,667	25,719	26,641
Earnings per share - Basic	$ 1.67		$ 2.06	$ 7.15	$ 10.45

Average shares outstanding (000's) - Diluted	24,409		26,909	25,932	26,899
Earnings per share - Diluted	$ 1.66		$ 2.04	$ 7.09	$ 10.35

Cash dividends per share	$ 0.375		$ 0.250	$ 1.375	$ 0.975

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands)
(unaudited)

	Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended
	27-Dec-14	28-Dec-13	27-Dec-14	28-Dec-13

Net sales
Engineered Infrastructure Products	$ 310,183	$ 267,220	$ 1,137,897	$ 1,001,809
Utility Support Structures	216,074	264,737	825,016	962,038
Coatings	79,790	85,583	333,853	357,635
Infrastructure products	606,047	617,540	2,296,766	2,321,482

Irrigation	152,240	192,177	759,178	882,179
Other	50,442	70,211	231,668	303,595
Less: Intersegment sales	(45,593)	(52,038)	(164,469)	(203,045)
Total	$ 763,136	$ 827,890	$ 3,123,143	$ 3,304,211

Operating Income
Engineered Infrastructure Products	$ 27,762	$ 26,621	$ 103,296	$ 87,647
Utility Support Structures	19,012	44,973	95,118	174,740
Coatings	13,662	18,112	60,921	74,917
Infrastructure products	60,436	89,706	259,335	337,304

Irrigation	16,638	31,620	128,145	181,498
Other	2,793	(2,806)	25,898	30,984
Corporate	(13,578)	(17,807)	(55,662)	(76,717)
Total	$ 66,289	$ 100,713	$ 357,716	$ 473,069

The backlog of orders for the principal products manufactured and marketed was $553.8 million at the end of the  2014 fiscal year and $666.6 million at the end of the 2013 fiscal year.  We anticipate that most of the backlog of orders will be filled during fiscal year 2015.  At year-end, the segments with backlog were as follows (dollar amounts in millions):

	27-Dec-14	28-Dec-13
Engineered Infrastructure Products	$ 201	$ 201
Utility Support Structures	280	334
Irrigation	46	104
Coatings	-	1
Other	27	26
	$ 554	$ 666

Valmont has four reportable segments based on its management structure as follows.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, offshore, roadway safety, and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the “Other” category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	27-Dec-14	28-Dec-13
ASSETS
Current assets:
Cash and cash equivalents	$ 371,579	$ 613,706
Accounts receivable, net	536,918	515,440
Inventories	359,522	380,000
Prepaid expenses	56,912	22,997
Refundable and deferred income taxes	68,010	65,697
Total current assets	1,392,941	1,597,840
Property, plant and equipment, net	606,453	534,210
Goodwill and other assets	730,274	644,444
	$ 2,729,668	$ 2,776,494

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 1,181	$ 202
Notes payable to banks	13,952	19,024
Accounts payable	196,565	216,121
Accrued expenses	176,430	194,527
Dividend payable	9,086	6,706
Total current liabilities	397,214	436,580
Long-term debt, excluding current installments	766,654	470,907
Other long-term liabilities	315,395	324,160
Shareholders' equity	1,250,405	1,544,846
	$ 2,729,668	$ 2,776,494

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

The following non-GAAP schedule below discloses 1) the after-tax costs related to the refinancing of debt, 2) the non-cash after-tax loss associated with adjusting the fair value of Delta EMD Pty. Ltd (Delta EMD) shares owned to its quoted market price at December 27, 2014, and for 2013 a non-cash after-tax loss associated with the deconsolidation of Delta EMD Pty. Ltd (EMD) and an after-tax loss related to a fixed asset impairment recorded by EMD in the fourth quarter of 2013. We believe it is useful for the non-GAAP adjusted net earnings to be taken into consideration with the reported GAAP measure which is net earnings.

	Fourth Quarter Ended Dec. 27, 2014	Diluted earnings per share	Year-to-Date Dec. 27, 2014	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 40,461	$ 1.66	$ 183,976	$ 7.09

Costs related to refinancing of debt - after tax	-	-	24,171	0.93

Fair market value adjustment, Delta EMD - after-tax	(1,063)	(0.04)	3,796	0.15

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 39,398	$ 1.62	$ 211,943	$ 8.17
Average shares outstanding (000's) - Diluted		24,409		25,932
	Fourth Quarter Ended Dec. 28, 2013	Diluted earnings per share	Year-to-Date Dec. 28, 2013	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 54,868	$ 2.04	$ 278,489	$ 10.35

Fixed asset impairment charge - after tax	4,569	0.17	4,569	0.17

Deconsolidation of Delta EMD - after tax	12,011	0.45	12,011	0.45

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 71,448	$ 2.66	$ 295,069	$ 10.97
Average shares outstanding (000's) - Diluted		26,909		26,899